EXHIBIT 4.2

ZOOM TELEPHONICS, INC.

2009 DIRECTORS STOCK OPTION PLAN

Article 1 - Purpose

This 2009 Directors Stock Option Plan, as amended (the “Plan") is intended to enable Zoom Telephonics, Inc. (the "Company") to attract and retain the services of experienced and knowledgeable Directors for the benefit of the Company and its stockholders by providing them with opportunities to purchase stock in the Company pursuant to the exercise of options.

Article 2  - Administration of the Plan

The Plan shall be administered by the Board of Directors (the "Board") of the Company.  The Board may from time to time adopt such rules and regulations for carrying out the Plan as it may determine in its sole discretion.  No member of the Board shall be liable with respect to any action or determination made in good faith regarding the Plan or any option granted under it.  The Board shall have no discretion with respect to the selection of recipients of grants, or the pricing of stock option grants under the Plan.

Article 3 - Eligible Directors

Options shall be granted to each Director of the Company in accordance with Article 5 hereof, except any Director who is a full-time employee or full-time officer of the Company or its subsidiaries shall not be eligible to receive options under the Plan.

Article 4 - Stock

The stock subject to the options granted hereunder shall be shares of the Company’s authorized but unissued shares of common stock or shares of common stock reacquired by the Company including shares purchased in the open market ("Common Stock").  The maximum number of shares which are hereby reserved for issuance and may be issued pursuant to this Plan is 400,000, subject to adjustment as provided in Article 13.  In the event any option granted under the Plan shall expire, terminate or be cancelled for any reason without having been exercised in full, or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto, to the extent the option ceases to be exercisable, shall again be available under the Plan.

Article 5 - Grant of Option

Each eligible Director shall be eligible to receive such option grants as approved by the Board and set forth in an option agreement between the Company and the Director, which agreement will set forth the vesting, if any, and expiration date of the options granted.   The price per share of each option granted hereunder shall be determined in accordance with Article 6 hereof.  No option shall be granted hereunder to a person who ceases to be a Director prior to the date on which such grant is to be made.

Article 6 - Price of Options

The price per share specified in each option granted under the Plan shall be the fair market value per share of Common Stock on the date the option is granted.  Fair market value shall mean the closing price per share for the Company’s Common Stock on the primary stock exchange on which the Common Stock is listed, or, if the Common Stock is not listed on a stock exchange, the last sales price per share for the Common Stock on the market quotation system where such shares may from time to time be listed, on the date of the grant, subject to any applicable regulatory rules.

Article 7 - Duration of Options

Subject to earlier termination as provided in Articles 9 and 10, each option shall expire 5 years from the date of grant.

Article 8 - Restrictions on Exercise of Options

Subject to the provisions of Articles 9 through 12, each option granted under of Article 5 shall become exercisable on the same date set forth in option agreement between the Company and the Director.

Article 9 - Termination of Service as a Director

If an optionee ceases to be a Director of the Company for any reason other than death or disability his options shall terminate on the date three months following the date of such cessation (but not later than their specified expiration date).

Article 10 - Disability: Death

If an optionee ceases to be a Director as a result of disability, his options shall terminate on the date one year following the date of such cessation (but not later than their specified expiration date).  "Disability" is based on your inability to work. The Board shall consider a Director disabled if:

•

The Director cannot do work that he or she did before;

•

The Board decides that the Director cannot adjust to other work because of his or her medical condition(s); and

•

The Director disability has lasted or is expected to last for at least one year or to result in death.

If an optionee dies while a Director or during the three month period referred to in Article 9 or the one year period referred to above in this Article 10, his options may be exercised to the extent they were exercisable on the date of his death, by his estate, or duly appointed representative, or beneficiary who acquires the options by will or by the laws of descent and distribution, and each such option shall terminate on the date one year following the date of the optionee's death (but not later than its specified expiration date).

Article 11 - Assignability

No option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution, and during the lifetime of the optionee each option shall be exercisable only by him.

Article 12 - Terms and Conditions of Options

Options shall be evidenced by instruments (which need not be identical) in such forms as the Board may from time to time approve.  Such instruments shall conform to the terms and conditions set forth in Articles 6 through 11.  The Company shall not be obligated to deliver any shares unless and until, in the opinion of the Company's counsel, all applicable United States, and state laws and regulations have been complied with, nor, in the event the outstanding common stock is at the time listed upon any stock exchange, unless and until the shares to be delivered have been listed, if necessary, or authorized to be added to the list upon official notice of issuance, upon such exchange, nor unless and until all other legal matters in connection with the issuance and delivery of shares have been approved by the Company's counsel.  Without limiting the generality of the foregoing, the Company may require from the optionee such investment representation or such agreement, if any, as counsel for the Company may consider necessary in order to comply with the Securities Act of 1933.  The Company shall use its best efforts to effect any such compliance and listing, and the optionee shall take any action reasonably requested by the Company in such regard.

Article 13 - Adjustments

Upon the happening of any of the following described events, an optionee's rights under options granted hereunder shall be adjusted as hereinafter provided:

A.

in the event shares of Common Stock of the Company shall be subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company, the shares of the Company’s Common Stock shall be exchanged for other securities of the Company or of another corporation, each optionee shall be entitled to purchase, subject to the terms and conditions herein stated and to the terms and conditions of each individual option, such number of shares of Common Stock or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of Common Stock of the Company which such optionee would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination, or exchange; and

B.

in the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to option hereunder, each optionee upon exercising such an option shall be entitled to receive (for the purchase price paid upon such exercise) the shares as to which he is exercising his option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as he would have received if he had been the holder of the shares as to which he is exercising his option at all times between the date of the granting of such option and the date of its exercise.

Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in Article 4 hereof which are reserved for issuance pursuant to the Plan or are subject to options which have heretofore been or may hereafter be granted under the Plan shall also be appropriately adjusted to reflect the events specified in paragraphs A and B above.

In the event of a Change of Control, the Board may take any one or more of the following actions with respect to any or all outstanding option grants, without the consent of any Director:

(i) the Board may determine that outstanding options shall be fully exercisable as of the date of the Change of Control or at such other time or subject to specific conditions as the Board determines, (ii) the Board may require that Directors surrender their outstanding options in exchange for one or more payments by the Company, in cash or Common Stock as determined by the Board, in an amount equal to the amount by which the then fair market value (as set forth in Article 6) of the shares of Common Stock subject to the Director’s unexercised options exceeds the exercise price, and on such terms as the Board determines, (iii) after giving Directors an opportunity to exercise their outstanding options, the Board may terminate any or all unexercised options at such time as the Board deems appropriate, or (iv) the Board may determine that option grants that remain outstanding after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such acceleration, surrender, termination, settlement or assumption shall take place as of the date of the Change of Control or such other date as the Board may specify.

"Change of Control" shall be deemed to have occurred if:

(i)

Any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors; or

(ii)

The consummation of (i) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company.

Article 14 - Exercise of Options

An optionee shall exercise an option (or any part or installment thereof) by giving written notice to the Company at its principal office address, identifying the option being exercised, specifying the number of shares as to which such option is being exercised and accompanied by fully payment of the option Price therefor either (1) in US dollars, in cash or by certified check or bank draft (including by payment through a broker in accordance with applicable law), or (2) if permitted by the Board, in Common Stock of the Company owned by the optionee having a fair market value (as determined by the Board as of the date immediately preceding the date on which the option is exercised and in accordance with all applicable laws and all applicable rules and policies of relevant securities regulatory authorities) equal to, or a fraction of a share less than, such purchase price (and if such shares of Common Stock are equal to a fraction of a share less than such purchase price, then the option shall pay any balance remaining in cash), or (3) in a combination of such Common Stock (as described above) and cash, certified check or bank draft.  However if the optionee desires to tender Common Stock in payment of any part of the option Price as contemplated in (2) or (3) above, the optionee, before giving notice of exercise as aforesaid, shall first give written notice (addressed to the principal office of the Company specifying the number of shares which the optionee wishes to tender) that the optionee proposes to tender Common Stock in order to exercise his option.  The Board shall notify the optionee whether the proposed tender is acceptable to the Board within ten days of receipt of notice of the proposed tender.  The acceptance of any tender of Common Stock by an optionee pursuant to (2) or (3) in payment of the option Price shall be subject to the absolute discretion of the Board, who may only accept the tender of such Common Stock in accordance with, and subject to the requirements of, all applicable laws and all applicable rules and policies of relevant securities regulatory authorities.  If the proposed tender is acceptable, the optionee must then give written notice of the exercise of his option as aforesaid within five days of receipt of notice of the Board that the proposed tender is acceptable.  If the proposed tender is not acceptable and the optionee, at that time, still desires to exercise this option, he may do so by giving written notice of exercise of his option as aforesaid and paying the option Price in cash or by certified check or bank draft.

Unless the Board otherwise determines, the holder of an option shall have no rights as a shareholder with respect to the shares issued upon exercise of the option until the date of issuance of the certificate for those shares to him.  Unless the Board otherwise determines, no adjustment will be made for dividends or similar rights for which the record date occurs after the exercise of the option but before the date such certificates for shares is issued.  In no case may a fraction of a share be purchased or issued under the Plan.

Article 15 - Termination and Amendments to Plan

The Plan shall expire on December 1, 2019 (except as to options outstanding on that date).  The Board may terminate or amend the Plan in any respect at any time, except that, without the approval of the stockholders (a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to Article 13); (b) the provisions of Article 3, regarding eligibility, may not be modified; (c) the provisions of Article 5, relating to the grants of options, may not be modified; (d) the provisions of Article 6, regarding the exercise price at which shares may be offered pursuant to options, may not be modified (except by adjustment pursuant to Article 13); and (e) the expiration date of the Plan may not be extended.   No action of the Board or stockholders may, without the consent of an optionee, substantially impair his rights under any option previously granted to him.

Article 16 - Governmental Regulations

The Plan and the grant and exercise of options thereunder, and the Company’s obligation to sell and deliver shares of the Company’s Common Stock under such options, shall be subject to all applicable laws (including tax laws), rules and regulations.

December 10, 2009

A true copy.

By:
Frank B. Manning